Entrada Therapeutics Appoints Dr. Bernhardt Zeiher to its Board of Directors
BOSTON, April 4, 2023 (GLOBE NEWSWIRE) -- Entrada Therapeutics, Inc. (Nasdaq: TRDA), a biopharmaceutical company aiming to transform the lives of patients by establishing intracellular Endosomal Escape Vehicle (EEV™)-therapeutics as a new class of medicines, today announced the appointment of Dr. Bernhardt “Bernie” Zeiher to its Board of Directors, effective immediately. Dr. Zeiher served most recently as the Chief Medical Officer at Astellas Pharma.
“Bernie is a dynamic life sciences leader and we look forward to having him join our Board of Directors,” said Dipal Doshi, President and Chief Executive Officer of Entrada. “As the former Chief Medical Officer and President of Development at Astellas, Bernie provides invaluable clinical and regulatory insight as we continue to advance our lead programs in Duchenne muscular dystrophy and myotonic dystrophy type 1 as well as broadening our pipeline.”
“Entrada’s EEV platform is transforming the way we think about intracellular therapeutics and I am honored to be joining the Board at this time in its growth,” said Dr. Zeiher. “Entrada’s culture of innovation, collaboration and commitment to patients aligns closely with my own values, and I look forward to working with the team to advance Entrada’s expanding intracellular therapeutics pipeline.”
Dr. Zeiher started his career at Astellas in 2010 as Vice President and Therapeutic Area Leader for Inflammation, Immunology and Infectious Diseases. He was promoted to Senior Vice President and Therapeutic Area Head for Immunology, Infectious Diseases and Transplant in 2012. Dr. Zeiher was later named Executive Vice President and Therapeutic Area Head when his responsibilities expanded to include the company's development operations and clinical pharmacology departments. He was promoted to President of Development in 2015, and most recently to Chief Medical Officer in 2018. Prior to joining Astellas, Dr. Zeiher served as Vice President of the Inflammation and Immunology Therapeutic Area at Pfizer and Medical Director for Inflammation and Immunology at Eli Lilly. Throughout his career, he has participated in the development and approval of 15 products across multiple therapeutic areas.
Dr. Zeiher earned his Doctor of Medicine at the Case Western Reserve University School of Medicine and completed an internal medicine residency at University Hospitals of Cleveland as well as a fellowship in Pulmonary and Critical Care Medicine at University of Iowa Hospitals and Clinics. He is also a Fellow in the American College of Physicians and the American College of Chest Physicians.
About Entrada Therapeutics
Entrada Therapeutics is a biopharmaceutical company aiming to transform the lives of patients by establishing a new class of medicines, Endosomal Escape Vehicle (EEV™)-therapeutics, to engage intracellular targets that have long been considered inaccessible and undruggable. The Company’s EEV therapeutics are designed to enable the efficient intracellular delivery of a wide range of therapeutics into a variety of organs and tissues, resulting in an improved therapeutic index. Through its proprietary, highly versatile and modular EEV platform, Entrada is building a robust development portfolio of RNA-, antibody- and enzyme-based programs for the potential treatment of neuromuscular, immunological, ocular and metabolic diseases, among others. The Company’s lead oligonucleotide programs include ENTR-601-44 and ENTR-601-45 for the potential treatment of people living with Duchenne who are exon 44 and 45 skipping amenable, respectively, as well as our partnered candidate ENTR-701 targeting myotonic dystrophy type 1 (DM1).
For more information about Entrada, please visit our website, www.entradatx.com, and follow us on Twitter and LinkedIn.

Entrada Investor/Media Contact
Karla MacDonald
Chief Corporate Affairs Officer
kmacdonald@entradatx.com